Exhibit 10.23


                                 PROMISSORY NOTE

$892,703                                                       December 20, 2000
                                                             Seattle, Washington

For value received, the undersigned Borrower hereby promises to pay to VaxGen, Inc., a Delaware corporation, (the "Company") the principal sum of Six Hundred Fifty One Thousand Two Hundred and Fifty Five Dollars ($651,255), together with interest on that amount, upon the covenants, terms and conditions provided in this promissory note (the "Note"). Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Loan Agreement.

1. Interest. The obligations under this Note shall bear interest at the rate of six percent (6%) per annum, compounded semi-annually. Provided, however, that following and during the continuance of any default, the obligations shall bear an interest at a rate of twelve percent (12%) per annum, compounded semi-annually.

2. Due Date. The entire principal balance of this Note, together with all accrued and unpaid interest and other amounts which may become due hereunder shall be due and payable on June 19, 2001 ("Due Date"), provided, however, Company has the option to extend the Due Date for a period of six (6) months (the "Option Period"). Interest on the Note during the Option Period will be at same interest as stated herein.

3. Place of Payment. Payment shall be made to Company at 1000 Marina Blvd., Suite 200, Brisbane, CA 94005, or such other place as Company may specify in writing.

4. Prepayment. Borrower may prepay all or any amount owing on this Note without penalty or discount at any time. All prepayments shall be applied first to accrual and unpaid interest and then to the principal balance owing on this Note.

5. Default.

     5.1 Default. The term "Default" means any of the following events, unless Company has agreed in writing to a deferral or waiver of the obligation:

          c. Borrower, at any time, fails to pay when due any sum due on this Note as herein agreed;

          d. Borrower breaches or fails to perform any other obligation under this Note, the Loan Agreement, or Control Agreement.


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6. Remedy. If Borrower Defaults, Company may accelerate all amounts owing on the
Note and the Note shall become immediately due and payable.

7. Control Agreement. This Note is entitled to the benefits of the attached Control Agreement.

8. Attorneys' Fees. Borrower promises to pay all costs, expenses and attorneys' fees (including costs of discovery and all fees and expenses of experts) incurred by the Company hereof if this Note is referred to an attorney for collection, whether suit is commenced thereon or not, in any proceeding for the collection of the debt, or in any litigation or controversy arising from or connected with this Note in which the Company hereof prevails. If judgement is obtained thereon, such attorneys' fees, costs and expenses shall be in such amount as the court, arbitrator, or mediator shall deem reasonable.

9. Waiver. Borrower hereby waives presentment, protest, demand of payment, dishonor, notice of dishonor, of nonpayment, of acceleration and any and all lack of diligence or delay in collection.


BORROWER:
                                                --------------------------------
                                                       Robert C. Nowinski


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